The share transfer described in this press release involves securities of a Japanese company. The share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share transfer, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

December 16, 2025

Company name:	Maezawa Industries, Inc.
Name of representative:	Kazumasa Miyagawa, Representative Director and President
(Securities code: 6489; TSE Standard Market)
Inquiries	Kazunobu Kikuchi, Senior Executive Officer and General Manager of Administration Headquarters (Telephone: +81-48-251-5511)

Company name:	MAEZAWA KASEI INDUSTRIES CO., LTD.
Name of representative:	Satoru Tanaka, Representative Director and President Executive Officer
(Securities code: 7925; TSE Prime Market)
Inquiries	Hiroki Oba, General Manager of Corporate Planning Department (Telephone: +81-3-6264-9911)

Execution  of Management Integration Agreement and Preparation of Share Transfer Plan
for the Establishment of a Joint Holding Company (Joint Share Transfer) by
Maezawa Industries, Inc. and MAEZAWA KASEI INDUSTRIES CO., LTD.

Maezawa Industries, Inc.  (“Maezawa Industries”) and MAEZAWA KASEI INDUSTRIES CO., LTD. (“MAEZAWA KASEI INDUSTRIES;” Maezawa Industries and MAEZAWA KASEI INDUSTRIES are collectively referred to as the “Companies” ) have agreed to integrate their management (the “Management Integration”) by establishing MAEZAWA Holdings CO., LTD.  (the “Joint Holding Company”), which will become the wholly owning parent company of the Companies through a joint share transfer (the “Share Transfer”) scheduled to take effect on June 1, 2026. Based on the resolutions adopted at the respective meetings of the Boards of Directors of the Companies held today, the Companies have today entered into a management integration agreement relating to the Management Integration (the “Management Integration Agreement”) and have jointly prepared a share transfer plan concerning the Share Transfer (the “Share Transfer Plan”). Please be advised as follows.

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It should be noted that the implementation of the Management Integration and the Share Transfer is subject to the approval of the shareholders of the Companies at their respective general meetings of shareholders.

1. Background and Purpose of the Management Integration

Since its founding in 1937, Maezawa Industries has operated under its corporate philosophy of “advancing together with water, pursuing human dignity, and contributing to society,” contributing not only to the development of social infrastructure in water-related fields but also, in recent years, actively engaging in initiatives that support society through renewable energy and energy-saving solutions. Through these efforts, the company has delivered technologies and products that are friendly to both people and the environment. In its core water supply and sewage businesses, Maezawa Industries needs to address numerous challenges, including population decline driven by a low birth rate and an aging population, shortages of skilled engineers, and the aging of facilities and equipment. In addition, the company needs to address energy-related challenges to help achieve a decarbonized and circular society. Amid this increasing importance of the role to be fulfilled by the Maezawa Industries Group, the company is implementing its three-year Medium-Term Management Plan for the fiscal years 2024 through 2026—guided by the slogan “Pioneering the Future Through People and Technological Capabilities”—pursuing key initiatives aimed at value creation and sustainable growth amid societal and market changes. These initiatives consist of: (1) Promoting growth strategies, (2) Strengthening the profitability of existing businesses, and (3) Reinforcing the management foundation to enhance corporate value. As a result of these initiatives, consolidated net sales for the fiscal year ended May 31, 2025 progressed steadily to ¥37,499 million, an increase of 2.7% year on year. Nevertheless, in order to pursue further growth beyond the current trajectory, the company recognizes the need to strengthen public–private partnership initiatives, enhance proposal capabilities to meet customer needs, and promote new business development beyond its existing business domains.

Since its establishment in 1954, MAEZAWA KASEI INDUSTRIES has operated under its management philosophy of “creating happiness for society by developing hearts and technology that can enrich people.” Centering its business on the water supply and sewage fields, the company has supported the lifelines of the water environment through the development, manufacture, and sale of products that improve the living environment to make it more comfortable and enriched, as well as products related to disaster prevention and mitigation for flood control and water-related disasters.

In an increasingly challenging business environment—marked by rising concerns over the contraction of the single-family housing market due to population decline driven by a declining birth rate and an aging population, as well as soaring housing prices resulting from higher construction material costs and labor expenses, and the emerging risk of future interest rate increases—the company is pursuing sustainable growth and enhancing corporate value. This is being achieved through the steady execution of strategic initiatives based on four basic policies: (1) Strengthen group earning power / create new corporate value, (2) Reinforce earnings base, (3) Implement strategic growth investments and improve capital efficiency, and (4) Promote sustainability management.

As a result, consolidated net sales for the fiscal year ended March 31, 2025 have remained steady, increasing 1.0% year on year to ¥24,166 million despite concerns over the market contraction. Nevertheless, in order to pursue further growth going forward, the company recognizes the need to develop new markets and expand its business domain in the Pipes and Engineering Plastic Business, as well as to strengthen the Water/Environmental Engineering Business, which is positioned as the second pillar following the Pipes and Engineering Plastic Business.

Taking into account these circumstances and challenges, the Companies have reached a shared recognition that, in order to achieve further business growth and enhance corporate value, it is necessary to establish a stronger business foundation that supports water, an essential component of social infrastructure, through a management integration. On this basis, the Companies have agreed to establish the Joint Holding Company and proceed with the management integration.

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The Companies believe that, through the Management Integration, they will be able to generate significant synergies by expanding the business domains in which they can respond, leveraging the strengths of each company. By delivering proposals tailored to customer and regional needs through the combined management resources of the Companies, they aim to capture renewal demand arising from the aging of water supply and sewage facilities, strengthen competitiveness through enhanced project formation, and create new revenue opportunities by combining their respective areas of expertise—such as biogas plants and industrial wastewater treatment systems. In particular, in the field of wastewater treatment, as wide-area and joint wastewater treatment and facility development aligned with regional characteristics continue to advance, integrating the Companies’ solutions across sewer systems, rural community wastewater treatment facilities, and septic tanks will enable one-stop solution proposals and help establish a competitive advantage.

Furthermore, in addition to the above, the Companies also expect the Management Integration to generate synergies such as (1) enhancing profitability through the integration of financial bases as a unified entity, enabling larger-scale strategic investments and the mutual utilization of existing facilities, IT systems, and assets; and (2) achieving cost reductions and allocating resources to new initiatives through the organic reorganization of overlapping corporate functions that could not have been realized by either company alone.

Through these initiatives, the Companies aim to achieve sustainable growth and further enhance corporate value, while evolving into an integrated water solutions group under the “MAEZAWA — The Water Company” brand.

The Companies plan to apply for the initial listing (technical listing) of the shares of the Joint Holding Company on the Prime Market of Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”), with the listing date scheduled for June 1, 2026. In connection with the Share Transfer, the Companies will become wholly owned subsidiaries of the Joint Holding Company. Accordingly, the shares of common stock of the Companies are scheduled to be delisted on May 28, 2026, prior to the listing of the shares of the Joint Holding Company. For further details, please refer to “3.(3) Prospects for delisting and its reasons and application for listing, etc. of the Joint Holding Company” below.

2. Outline of the Share Transfer

(1)	Method of the Share Transfer

The Share Transfer will be a joint share transfer under which Maezawa Industries and MAEZAWA KASEI INDUSTRIES will become wholly owned subsidiaries through the share transfer, and the Joint Holding Company to be established will become the wholly owning parent company resulting from the share transfer.

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(2)	Timeline of the Share Transfer
Approval by the Boards of Directors of the Management Integration Agreement and the Share Transfer Plan (the Companies)	December 16, 2025 (today)
Execution of the Management Integration Agreement and preparation of the Share Transfer Plan (the Companies)	December 16, 2025 (today)
Date of public notice of the record date for the extraordinary meetings of shareholders (the Companies)	December 16, 2025 (today)
Record date for the extraordinary meetings of shareholders (the Companies)	December 31, 2025 (scheduled)
Extraordinary meetings of shareholders to approve the Share Transfer Plan (the Companies)	March 31, 2026 (scheduled)
Last trading day (the Companies)	May 27, 2026 (scheduled)
Delisting date (the Companies)	May 28, 2026 (scheduled)
Establishment date (effective date) of the Joint Holding Company	June 1, 2026 (scheduled)
New listing date of the Joint Holding Company’s shares	June 1, 2026 (scheduled)

It should be noted that the above schedule may be changed, upon consultation between the Companies, if such change becomes necessary due to procedural requirements relating to the progress of the Management Integration or for any other reason. In addition, if, in the course of the procedures or discussions relating to the Management Integration, circumstances arise that delay or make it difficult to proceed with the Management Integration—such as the need to file notifications with the Japan Fair Trade Commission or other relevant authorities, or for any other reason—the Companies will make an announcement promptly.

(3)	Details of allotment pertaining to the Share Transfer
	Maezawa Industries	MAEZAWA KASEI INDUSTRIES
Share transfer ratio	1	1.11

(Note 1)  Details of allotment of shares pertaining to the Share Transfer

One (1) share of the Joint Holding Company’s common stock will be allotted for each share of Maezawa Industries’ common stock, and 1.11 shares of the Joint Holding Company’s common stock will be allotted for each share of MAEZAWA KASEI INDUSTRIES’ common stock. If, as a result of the Share Transfer, there is any fraction of less than one (1) share in the respective numbers of shares of the Joint Holding Company’s common stock to be delivered to the shareholders of Maezawa Industries and MAEZAWA KASEI INDUSTRIES, the amount corresponding to such fraction of less than one (1) share will be paid to the relevant shareholders in accordance with the provisions of Article 234 of the Companies Act and other related laws and regulations.

However, the share transfer ratios specified above are subject to change through consultation between the Companies, if a material change arises in, or a material discrepancy is identified with respect to, the conditions that form the basis for the valuation.

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In addition, the number of shares constituting one (1) unit of the Joint Holding Company will be 100 shares.

(Note 2)  Scheduled number of new shares to be delivered by the Joint Holding Company through the                Share Transfer

38,252,768 shares of common stock

The above figure is calculated based on the total number of issued shares of Maezawa Industries as of May 31, 2025 (20,790,248 shares) and the total number of issued shares of MAEZAWA KASEI INDUSTRIES as of September 30, 2025 (15,732,000 shares).

(Note 3)  Treatment of shares less than one (1) unit

The shareholders of Maezawa Industries and MAEZAWA KASEI INDUSTRIES to whom the shares of the Joint Holding Company are allotted in any number less than one (1) unit (100 shares) will be unable to sell their allotted shares on the Tokyo Stock Exchange or any other financial instruments exchange. However, it is possible for shareholders who may come to hold such fractional shares to demand the Joint Holding Company to purchase such fractional shares held by them, in accordance with Article 192, Paragraph 1 of the Companies Act. In addition, pursuant to Article 194, Paragraph 1 of the Companies Act and the provisions to be set forth in the Articles of Incorporation of the Joint Holding Company, the shareholders will also be able to request the Joint Holding Company to sell to them the number of shares that, when combined with their fractional share units, will constitute one (1) full unit.

(4)	Treatment of share options and bonds with share options in connection with the Share Transfer

Maezawa Industries and MAEZAWA KASEI INDUSTRIES have not issued any share options or bonds with share options.

(5)	Dividends of surplus of the Companies based on the record dates prior to the establishment of the Joint Holding Company

Maezawa Industries plans to pay dividends of up to 24 yen per share with a record date of November 30, 2025, and dividends of up to 28 yen per share with a record date of May 31, 2026, respectively. As of today, there is no revision to the dividend forecast for the fiscal year ending May 31, 2026 stated in the “Consolidated Financial Results for the Three Months Ended August 31, 2025 (Under Japanese GAAP)”  announced on October 15, 2025.

MAEZAWA KASEI INDUSTRIES plans to pay dividends of up to 40 yen per share with a record date of March 31, 2026. As of today, there is no revision to the dividend forecast for the fiscal year ending March 31, 2026 stated in the “Consolidated Financial Results for the Six Months Ended September 30, 2025 (Under Japanese GAAP)” announced on October 31, 2025.

(6)	Dividends of surplus of the Joint Holding Company

The amount of dividends for the fiscal year ending March 31, 2027 of the Joint Holding Company will be determined by taking into account the dividend policies and historical dividend levels of the Companies, as well as the future performance of the Joint Holding Company. However, no specific details have been determined at this time.

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3. Grounds for details of allotment pertaining to the Share Transfer

(1)	Grounds and reasons for details of allotment

As described in “(4) Measures to ensure fairness” below, in order to ensure the fairness of the Share Transfer Ratio (as defined below) and the overall fairness of the Share Transfer, Maezawa Industries appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”) as its financial advisor and third-party valuation institution and KENSEI Law Offices  as its legal advisor, and commenced consideration of the Share Transfer. With reference to the share transfer ratio valuation report dated December 15, 2025 received from Mizuho Securities in its capacity as financial advisor and third-party valuation institution, and the legal advice obtained from KENSEI Law Offices as legal advisor, and following careful deliberation and review, Maezawa Industries determined that it would be appropriate to implement the Share Transfer using the share transfer ratio described in “2.(3) Details of allotment pertaining to the Share Transfer” above (the “Share Transfer Ratio”).

On the other hand, as described in “(4) Measures to ensure fairness” below, in order to ensure the fairness of the Share Transfer Ratio and the overall fairness of the Share Transfer, MAEZAWA KASEI INDUSTRIES appointed Daiwa Securities Co. Ltd. (“Daiwa Securities”) as its financial advisor and third-party valuation institution and Miyake & Parters Legal Professional Corporation  as its legal advisor, and commenced consideration of the Share Transfer. With reference to the share transfer ratio valuation report dated December 15, 2025 received from Daiwa Securities in its capacity as financial advisor and third-party valuation institution, and the legal advice obtained from Miyake & Parters Legal Professional Corporation as legal advisor, and following careful deliberation and review, MAEZAWA KASEI INDUSTRIES determined that it would be appropriate to implement the Share Transfer using the Share Transfer Ratio.

In this manner, with reference to the valuation results of the share transfer ratio prepared by their respective financial advisors and third-party valuation institutions, and based on the results of the mutual due diligence conducted by the Companies, Maezawa Industries and MAEZAWA KASEI INDUSTRIES carefully discussed the Share Transfer Ratio, taking into account a comprehensive range of factors, including their respective financial conditions, stock price conditions, and future prospects. As a result of these deliberations, the Companies has ultimately determined that the Share Transfer Ratio is appropriate, and the Boards of Directors of the Companies, each convened today, resolved to approve and agreed upon the Share Transfer Ratio.

(2)	Matters relating to valuation
(i)	Name of valuation institutions and relationship with the Companies

Neither Mizuho Securities, which serves as the financial advisor and third-party valuation institution to Maezawa Industries, nor Daiwa Securities, which serves as the financial advisor and third-party valuation institution to MAEZAWA KASEI INDUSTRIES, is a related party of either of the Companies, and neither of them has any material interest in the Share Transfer that should be stated herein.

(ii)	Outline of valuation

In order to ensure fairness in calculating the Share Transfer Ratio, Maezawa Industries appointed Mizuho Securities as its financial advisor and third-party valuation institution, while MAEZAWA KASEI INDUSTRIES appointed Daiwa Securities as its financial advisor and third-party valuation institution. The Companies requested to calculate and analyze a share transfer ratio to said third-party valuation institutions, respectively.

To calculate the share transfer ratio, Mizuho Securities used the average market price method, as the common stock of Maezawa Industries is listed on the Standard Market of the Tokyo Stock Exchange and the common stock of MAEZAWA KASEI INDUSTRIES is listed on the Prime Market of the Tokyo Stock Exchange, making market prices available for the Companies; the comparable company analysis, as there are multiple listed companies comparable to the Companies and it is therefore possible to estimate the share value by comparison with such comparable companies; and, in addition, the discounted cash flow method (the “DCF method”), in order to reflect the future business performance of the Companies in the valuation.

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The results of the calculations under each of the methods are as follows. The following calculated ranges for the share transfer ratio represent the calculated ranges of the number of shares of the Joint Holding Company’s common stock to be allotted for one (1) share of MAEZAWA KASEI INDUSTRIES’s common stock where one (1) share of the Joint Holding Company’s common stock is allotted for one (1) share of Maezawa Industries’s common stock.

Method adopted	Calculated ranges for the share transfer ratio
Average market price method	0.99–1.15
Comparable company analysis	0.92–1.15
DCF method	0.92–1.21

Under the average market price method, December 15, 2025 was adopted as the calculation base date, and the closing prices of the shares on the calculation base date on the Tokyo Stock Exchange, as well as the simple averages of the closing prices for the respective periods of one (1) month prior to the calculation base date, three (3) months prior to the calculation base date, and six (6) months prior to the calculation base date, were used to conduct the respective valuations, and the range of the share transfer ratio was calculated based on the results of such valuations.

Under the DCF method, enterprise value was calculated by discounting future cash flows and other items based on the financial forecasts prepared by the Companies at a certain discount rate to their present value. With regard to the financial forecasts of each company that Mizuho Securities used as bases for the calculation under the DCF method, there are no fiscal years in which significant fluctuations in earnings are projected, but significant fluctuations in free cash flow are projected. Specifically, with respect to Maezawa Industries, for the fiscal year ending May 31, 2026, free cash flow is expected to decrease from the previous fiscal year due to factors such as a temporary increase in capital expenditures in the Valve Business. For the fiscal year ending May 31, 2027, free cash flow is expected to increase from the previous fiscal year, as the impact of the temporary increase in capital expenditures in the previous fiscal year is expected to be eliminated. In addition, with respect to MAEZAWA KASEI INDUSTRIES, for the fiscal year ending March 31, 2027, free cash flow is expected to increase from the previous fiscal year, due to the combination of planned increases in both revenue and profit in the Pipes and Engineering Plastic Business compared with the previous fiscal year, and the elimination of the impact of the temporary increase in investment amounts in the previous fiscal year.

In calculating the share transfer ratio, Mizuho Securities used information provided by each company and publicly available information, assuming that all such materials and information were accurate and complete, and has not independently verified their accuracy or completeness. In addition, Mizuho Securities has not conducted any independent valuation, appraisal or assessment, including any analysis or evaluation of individual assets and liabilities, of the assets or liabilities (including contingent liabilities) of each company or their respective subsidiaries and associates, nor has it requested any third-party institution to conduct any valuation or appraisal thereof. Furthermore, Mizuho Securities assumes that the business outlooks and financial forecasts of each company have been prepared by the management of each company in accordance with reasonable and appropriate procedures based on the best estimates and judgments available at this time.

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On the other hand, Daiwa Securities used the average market price method, as the shares of the Companies are listed on a financial instruments exchange and have market prices; and the discounted cash flow method (the “DCF method”), in order to reflect the future business performance of the Companies in the valuation, to conduct the calculations.

The results of the calculations under each of the methods are as follows. The following calculated ranges for the share transfer ratio represent the calculated ranges of the number of shares of the Joint Holding Company’s common stock to be allotted for one (1) share of MAEZAWA KASEI INDUSTRIES’s common stock where one (1) share of the Joint Holding Company’s common stock is allotted for one (1) share of Maezawa Industries’s common stock.

Method adopted	Calculated ranges for the share transfer ratio
Average market price method	1.03–1.11
DCF method	0.97–1.39

Under the average market price method, December 15, 2025 was adopted as the calculation base date, and the closing prices of the shares on the calculation base date on the Tokyo Stock Exchange, as well as the simple averages of the closing prices for the respective periods of one (1) month prior to the calculation base date, three (3) months prior to the calculation base date, and six (6) months prior to the calculation base date, were adopted.

Under the DCF method, enterprise value was calculated by discounting future cash flows and other items based on the financial forecasts prepared by the Companies at a certain discount rate to their present value. With respect to the financial forecasts of Maezawa Industries that Daiwa Securities assumed in conducting the calculation under the DCF method, there are no fiscal years in which significant fluctuations in earnings are projected, but significant fluctuations in free cash flow are projected. Specifically, for the fiscal year ending May 31, 2028, free cash flow is expected to increase significantly compared with the previous fiscal year, as capital expenditures in the Valve Business are expected to decrease year on year. On the other hand, with respect to the financial forecasts of MAEZAWA KASEI INDUSTRIES, there are no fiscal years in which significant fluctuations in earnings or significant fluctuations in free cash flow are projected.

In calculating the share transfer ratio, Daiwa Securities has, in principle, adopted the information provided by the Companies and publicly available information, assuming that all such materials and information so adopted are accurate and complete, and has not independently verified their accuracy or completeness. In addition, Daiwa Securities has not conducted any independent valuation, appraisal or assessment of the assets or liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective subsidiaries and associates, nor has it requested any third-party institution to conduct any valuation, appraisal or assessment thereof. Furthermore, with respect to the financial forecasts (including profit plans and other information) submitted by the Companies, Daiwa Securities assumes that such forecasts have been reasonably prepared by the management of the Companies based on the best estimates and judgments available at the time such information was provided.

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(3)	Prospects for delisting and its reasons and application for listing of the Joint Holding Company

The Companies plan to apply for the initial listing (technical listing) of the shares of the Joint Holding Company on the Prime Market of the Tokyo Stock Exchange, with the listing date scheduled for June 1, 2026. In connection with the Share Transfer, the Companies will become wholly owned subsidiaries of the Joint Holding Company. Accordingly, the shares of common stock of the Companies are scheduled to be delisted on May 28, 2026, prior to the listing of the shares of the Joint Holding Company. If the listing of the shares of the Joint Holding Company is approved, the shares of the Joint Holding Company to be allotted to the shareholders of the Companies on the effective date of the Share Transfer will be listed on the Tokyo Stock Exchange. Accordingly, with respect to the shares of the Joint Holding Company allotted to the shareholders of the Companies in the Share Transfer in proportion to the number of shares they hold—provided that such shares amount to at least one (1) full trading unit (100 shares)—, the shareholders of the Companies will be able to continue trading those shares on the Tokyo Stock Exchange.

The specific listing date of the Joint Holding Company’s shares and the delisting dates of the Companies’ shares will be determined in accordance with the regulations of the Tokyo Stock Exchange.

(4)	Measures to ensure fairness

The Companies have taken the following measures to ensure the fairness of the Share Transfer Ratio and the overall fairness of the Share Transfer.

(i)	Obtaining share transfer ratio valuation reports from independent third-party valuation institutions

As described in “(1) Grounds and reasons for details of allotment” above, Maezawa Industries appointed Mizuho Securities, which is independent of the Companies, as its financial advisor and third-party valuation institution in connection with the Management Integration, and received from Mizuho Securities a share transfer ratio valuation report as the basis for agreeing on the Share Transfer Ratio. For a summary of the valuation report, please refer to “(2) Matters relating to valuation” above.

Similarly, as described in “(1) Grounds and reasons for details of allotment” above, MAEZAWA KASEI INDUSTRIES appointed Daiwa Securities, which is independent of the Companies, as its financial advisor and third-party valuation institution in connection with the Management Integration, and received from Daiwa Securities a share transfer ratio valuation report as the basis for agreeing on the Share Transfer Ratio. For a summary of the valuation report, please refer to “(2) Matters relating to valuation” above.

Neither of the Companies has obtained from its respective financial advisor and third-party valuation institution an opinion (a so-called fairness opinion) stating that the Share Transfer Ratio is appropriate from a financial perspective for the respective shareholders.

(ii)	Receiving advice from independent law firms

Maezawa Industries has appointed KENSEI Law Offices as its legal advisor independent of the Companies in connection with the Management Integration, and has received legal advice regarding the due diligence conducted as well as the procedures and the methods and processes for decision-making related to the Management Integration.

MAEZAWA KASEI INDUSTRIES has appointed Miyake & Parters Legal Professional Corporation as its legal advisor independent of the Companies in connection with the Management Integration, and has received legal advice regarding the due diligence conducted as well as the procedures and the methods and processes for decision-making related to the Management Integration.

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Neither KENSEI Law Offices nor Miyake & Parters Legal Professional Corporation is a related party of the Companies, and neither of them has any material interest in the Share Transfer that should be stated herein.

(iii)	Receiving advice from independent accounting and tax advisory firms

Maezawa Industries has appointed STREAM Co., Ltd.  as its accounting and tax advisor independent of the Companies in connection with the Management Integration, and has received advice regarding the due diligence conducted.

MAEZAWA KASEI INDUSTRIES has appointed Deloitte Tohmatsu Financial Advisory LLC (currently Deloitte Tohmatsu LLC) as its accounting and tax advisor independent of the Companies in connection with the Management Integration, and has received advice regarding the due diligence conducted.

Neither STREAM Co., Ltd. nor Deloitte Tohmatsu Financial Advisory LLC (currently Deloitte Tohmatsu LLC) is a related party of the Companies, and neither of them has any material interest in the Share Transfer that should be stated herein.

(5)	Measures to avoid conflicts of interest

With respect to the Management Integration, no special measures have been taken, as there are no particular conflicts of interest between Maezawa Industries and MAEZAWA KASEI INDUSTRIES.

4. Overview of the companies involved in the Share Transfer

(1)	Company name	Maezawa Industries, Inc.	MAEZAWA KASEI INDUSTRIES CO., LTD.
(2)	Head office location	1-5-17, Shinkawa, Chuo-ku, Tokyo	17-10, Nihonbashi Koamicho, Chuo-ku, Tokyo
(3)	Name and title of representative	Kazumasa Miyagawa Representative Director and President	Satoru Tanaka Representative Director and President Executive Officer
(4)	Description of business	Manufacturing, sales, repair, maintenance, and operation of water and sewage treatment machinery and equipment, industrial water treatment machinery and equipment, and organic waste recycling facilities, etc.	Manufacturing and sales of water and sewage–related products and environmental equipment, as well as design, construction, and maintenance of septic tanks and water treatment systems
(5)	Share capital	¥5,233 million (as of August 31, 2025)	¥3,387 million (as of September 30, 2025)
(6)	Date of establishment	September 26, 1947	December 10, 1954
(7)	Number of issued shares	20,790,248 shares (as of August 31, 2025)	15,732,000 shares (as of September 30, 2025)
(8)	Financial year-end	May 31	March 31
(9)	Number of employees	Non-consolidated: 745 Consolidated: 1,048 (as of May 31, 2025)	Non-consolidated: 495 Consolidated: 558 (as of March 31, 2025)

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(10)	Major trading banks	Mizuho Bank, Ltd. Resona Bank, Limited Development Bank of Japan Inc. Sumitomo Mitsui Trust Bank, Limited The Musashino Bank, Ltd. MUFG Bank, Ltd. Mizuho Trust & Banking Co., Ltd.			Resona Bank, Limited Mizuho Bank, Ltd. Sumitomo Mitsui Trust Bank, Limited
(11)	Major shareholders and shareholding ratio	Maezawa Educational Foundation		7.11%	The Master Trust Bank of Japan, Ltd. (Trust Account)		9.6%
		MAEZAWA KASEI INDUSTRIES CO., LTD.		6.79%	Maezawa Industries, Inc.		5.9%
		Maezawa Industries Business Partners’ Shareholding Association		6.76%	Maezawa Kyuso Industries Co., Ltd.		5.6%
		Maezawa Kyuso Industries Co., Ltd.		6.62%	Custody Bank of Japan, Ltd (Trust Account)		5.4%
		Mizuho Bank, Ltd.		3.98%	SMBC Nikko Securities Inc.		3.5%
		HIKARI TSUSHIN, INC.		3.69%	MAEZAWA KASEI INDUSTRIES Employee’s Shareholding Association		2.5%
		TAISEIKIKO INTERNATIONAL CO., LTD.		3.54%	Maezawa Educational Foundation		2.4%
		Yasumitsu Shigeta		3.32%	Resona Bank, Limited		1.9%
		Custody Bank of Japan, Ltd (Trust E Account)		2.69%	MITSUI & CO., LTD.		1.4%
		Meiji Yasuda Life Insurance Company		2.53%	KANEKA CORPORATION		1.4%
		(as of May 31, 2025)			(as of March 31, 2025)
(12)	Relationship between the companies involved
	Capital relationship	As of today, Maezawa Industries holds 5.9% of the total issued shares (excluding treasury shares) of MAEZAWA KASEI INDUSTRIES, and MAEZAWA KASEI INDUSTRIES holds 6.79% of the total issued shares (excluding treasury shares)of Maezawa Industries.
	Personal relationship	There are no significant personal relationships.
	Business relationship	Maezawa Industries and MAEZAWA KASEI INDUSTRIES engage in mutual procurement and sales of products with each other.
	Status of applicability as related parties	Not applicable.
(13)	Financial position and operating results for the last three fiscal years
	(Millions of yen, unless otherwise specified)
Fiscal year		Maezawa Industries (consolidated)			MAEZAWA KASEI INDUSTRIES (consolidated)
		FYE5/23	FYE5/24	FYE5/25	FYE3/23	FYE3/24	FYE3/25
Consolidated net assets		24,635	27,895	29,919	38,357	40,420	41,513
Consolidated total assets		40,076	41,146	42,661	46,506	49,353	49,901
Consolidated net assets per share (Yen)		1,357.68	1,563.25	1,699.94	2,581.72	2,717.45	2,790.42
Consolidated net sales		32,369	36,511	37,499	23,495	23,925	24,166
Consolidated operating profit		3,226	4,875	4,654	1,946	1,773	2,164
Consolidated ordinary profit		3,345	4,993	4,768	2,226	2,072	2,507

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Profit attributable to owners of parent	2,630	3,531	3,077	1,462	1,362	1,714
Consolidated earnings per share (Yen)	145.01	196.65	174.43	98.64	91.83	115.53
Dividend per share (Yen)	28.00	36.00	48.00	50.00	50.00	69.00

5. Status of the Joint Holding Company to be established through the Share Transfer

(1)	Company name	MAEZAWA Holdings CO., LTD.
(2)	Head office location	1-6-1 Yaesu, Chuo-ku, Tokyo
(3)	Corporate governance structure	Company with an Audit and Supervisory Committee
(4)	Planned candidates to assume office as representatives or officers	New position (to be appointed)	Name	Current position
		Representative Director and President	Kazumasa Miyagawa	Representative Director and President, Maezawa Industries
		Representative Director and Executive Vice President	Satoru Tanaka	Representative Director and President Executive Officer MAEZAWA KASEI INDUSTRIES
		Audit and Supervisory Committee Member	Terutaka Inoue	Full-time Corporate Auditor, Maezawa Industries
		Audit and Supervisory Committee Member	Masahiro Ito	Audit and Supervisory Committee Member MAEZAWA KASEI INDUSTRIES
		Audit and Supervisory Committee Member (Outside Director)	Takashi Hosoda	Outside Director, Maezawa Industries
		Audit and Supervisory Committee Member (Outside Director)	Mami Kato	Audit and Supervisory Committee Member (Outside Director), MAEZAWA KASEI INDUSTRIES
		Audit and Supervisory Committee Member (Outside Director)	Tatsuya Kato	Audit and Supervisory Committee Member (Outside Director), MAEZAWA KASEI INDUSTRIES
(5)	Description of business	Management of subsidiaries and other entities and any incidental or related businesses
(6)	Share capital	¥100 million
(7)	Financial year-end	March 31
(8)	Net assets (consolidated)	To be determined.
(9)	Total assets (consolidated)	To be determined.

6.       Outline of the accounting treatment

The outline of the accounting treatment incidental to the Share Transfer is expected to fall under an “acquisition” under the accounting standards for business combinations, and the Share Transfer is expected to be accounted for using the purchase method. Application of the purchase method is expected to result in the recording of goodwill (or negative goodwill) in the consolidated financial statements of the Joint Holding Company, but the amount has not been determined at this time.

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7.       Outlook

The management policies, plans and performance forecast, etc., of the Joint Holding Company to be established through the Share Transfer will be considered by the Companies in the future and announced once they are finalized.

End

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Overview of Management Integration of Maezawa Industries, Inc. and MAEZAWA KASEI INDUSTRIES CO., LTD. Maezawa Industries, Inc. MAEZAWA KASEI INDUSTRIES CO., LTD. December 16, 2025 2025 Maezawa Industries, Inc. MAEZAWA KASEI INDUSTRIES CO., LTD.

Contents 1. Background of the Integration 2. Overview of the Integration 3. Overview of the Integrated Company 2025 Maezawa Industries, Inc. MAEZAWA KASEI INDUSTRIES CO., LTD. 2

1. Background of the Integration 2025 Maezawa Industries, Inc. MAEZAWA KASEI INDUSTRIES CO., LTD. 3

Current Assessment Maezawa Industries, Inc. Challenges The core water supply and sewage businesses need to address numerous challenges, including population decline driven by a declining birth rate and an aging population, shortages of skilled engineers, and the aging of facilities and equipment. We need to address energy-related challenges to help achieve a decarbonized and circular society. Measures Strengthening public–private partnership initiatives Enhancing proposal capabilities to meet customer needs Promoting new business development MAEZAWA KASEI INDUSTRIES CO., LTD. Challenges The contraction of the housing market has become increasingly pronounced due to population decline driven by a declining birth rate and an aging population, as well as soaring housing prices resulting from higher construction material costs and labor expenses, and the emerging risk of future interest rate increases. Despite our efforts to establish new revenue foundation, we need to promptly strengthen the growth businesses that follow our core businesses. Measures Developing new markets and expanding the business domain in the Pipes and Engineering Plastic Business Strengthening the Water/Environmental Engineering Business, which is positioned as the second pillar following the Pipes and Engineering Plastic Business Based on the challenges identified above, the two companies have planned this management integration with the aim of achieving further business growth and enhancing corporate value. By doing so, we seek to establish a stronger business foundation that supports “water,” an essential component of social infrastructure. 2025 Maezawa Industries, Inc. MAEZAWA KASEI INDUSTRIES CO., LTD. 4

Significance of the Integration Ensuring long-term sustainability as a water infrastructure company Establishing a robust business and financial foundation that enables us to continue safeguarding “water,” a vital component of social infrastructure. Through dynamic investments and M&A, we aim to grow into a corporate group with revenues of ¥100 billion. Strengthening brand power By operating as an integrated entity, the MAEZAWA Group will further enhance its presence within the industry, thereby promoting project wins and talent attraction. Integrated Water Solutions Group “MAEZAWA—The Water Company” Realizing synergies in existing businesses We aim to generate medium- to long-term synergies by increasing maintenance projects, pursuing additional acquisitions of regionally focused engineering companies, and expanding proposals for biogas plants. Co-creating new value By combining the technologies and resources of both companies, we will create new businesses and products—such as pure—water generation and overseas initiatives—and expand our business portfolio. 2025 Maezawa Industries, Inc. MAEZAWA KASEI INDUSTRIES CO., LTD. 5

Integration Synergies Maezawa Industries, Inc. MAEZAWA KASEI INDUSTRIES CO., LTD. 1 2 3 Strengthening our response to renewal demand for aging water supply and sewage systems Delivering tailored proposals that address customer and regional needs by leveraging the combined management resources of both companies Expanding the Maezawa Group’s presence by securing inspection and repair projects through closer engagement with local companies Strengthening our organizational capabilities in anticipation of long–term growth in public–private partnership (PPP) projects Enhancing proposal value for biogas plants and industrial wastewater treatment Creating new revenue opportunities by combining each company’s areas of expertise Cross-selling EPC, repair/renewal, and O&M solutions for biogas plants Expanding business through bundled solution proposals for factory wastewater and biogas applications Enhancing proposal value in wastewater treatment Integrating the wastewater treatment capabilities of both companies Enabling one-stop solution proposals by covering sewer systems, septic tanks, and rural community wastewater treatment facilities Public-sector demand 4 Private-sector demand Strengthening and Streamlining the Management Foundation Enhancing profitability through the integration of financial bases, enabling larger-scale strategic investments and the mutual utilization of existing facilities, IT systems, and assets Achieving cost reductions and reallocating resources to new initiatives through the organic reorganization of overlapping corporate functions that could not have been realized by either company alone 2025 Maezawa Industries, Inc. MAEZAWA KASEI INDUSTRIES CO., LTD. 6

Business Expansion Policy Through the Integration To become an entity that continues to provide stronger support for water, one of society’s essential infrastructures. Strengthening our business foundation by deepening relationships with local construction companies Focusing on public–private partnership projects New business Strengthening valve sales, pump installation, and pipeline construction in response to the consolidation of irrigation channels Agricultural Water New business Water treatment plants Sewage treatment plants Septic tanks Rural community wastewater Expanding replacement of metal and concrete with resin Water main Residential and commercial buildings New business Industrial plants Biogas plants New business Expanding applications from single-family houses to condominiums, commercial buildings, and other non-residential facilities Strengthening sales of high-end products Expanding pure water solutions Entering the pure water sales (B2C) business Focusing on renewal projects for wastewater treatment plants Driving new project wins through joint proposals Focusing on small-scale plants for the food sector Existing business domains Business growth potential New business potential 2025 Maezawa Industries, Inc. MAEZAWA KASEI INDUSTRIES CO., LTD. 7

2. Overview of the Integration 2025 Maezawa Industries, Inc. MAEZAWA KASEI INDUSTRIES CO., LTD. 8

Integration Scheme (Planned) Current Post-integration (from June 1, 2026) Shareholders of Maezawa Industries Shareholders of MAEZAWA KASEI INDUSTRIES Shareholders of the joint holding company Shareholders of Maezawa Industries Shareholders of MAEZAWA KASEI INDUSTRIES Maezawa Industries MAEZAWA KASEI INDUSTRIES Joint share transfer Joint holding company (MAEZAWA Holdings) 100% 100% Maezawa Industries MAEZAWA KASEI INDUSTRIES Prior to the new listing of the joint holding company, Maezawa Industries and MAEZAWA KASEI INDUSTRIES are scheduled to be delisted on May 28, 2026. The joint holding company (MAEZAWA Holdings) is scheduled to be newly listed on the TSE Prime Market on June 1, 2026, through a technical listing. Integration ratio Maezawa Industries MAEZAWA KASEI INDUSTRIES Share transfer ratio 1 1.11 For each share of Maezawa Industries’ common stock, 1 shares of the joint holding company’s common stock will be allotted and delivered. For each share of MAEZAWA KASEI INDUSTRIES’ common stock, 1.11 shares of the joint holding company’s common stock will be allotted and delivered. 2025 Maezawa Industries, Inc. MAEZAWA KASEI INDUSTRIES CO., LTD. 9

Integration Timeline Approval by the Boards of Directors of the Management Integration Agreement and the Share Transfer Plan (both companies) December 16, 2025 (today) Execution of the Management Integration Agreement and preparation of the Share Transfer Plan (both companies) December 16, 2025 (today) Date of public notice of the record date for the extraordinary meetings of shareholders (both companies) December 16, 2025 (today) Record date for the extraordinary meetings of shareholders (both companies) December 31, 2025 (scheduled) Extraordinary meetings of shareholders to approve the Share Transfer Plan (both companies) March 31, 2026 (scheduled) Last trading day (both companies) May 27, 2026 (scheduled) Delisting date (both companies) May 28, 2026 (scheduled) Establishment date (effective date) of the joint holding company June 1, 2026 (scheduled) New listing date of the joint holding company’s shares June 1, 2026 (scheduled) 2025 Maezawa Industries, Inc. MAEZAWA KASEI INDUSTRIES CO., LTD. 10

3. Overview of the Integrated Company 2025 Maezawa Industries, Inc. MAEZAWA KASEI INDUSTRIES CO., LTD. 11

Name and Purpose of the Company to Be Established MAEZAWA Holdings Co., Ltd. While the world keeps changing, our commitment to water security remains unchanged. No matter how our climate, communities, and lifestyles evolve, our mission remains the same — connecting the flow of water to sustain society. Our technology underpins every aspect of water circulation, including water supply and sewage systems. While evolving our technology with the times, we commit ourselves to keeping people happy and reassured. This commitment shows who we are and what we pledge to the future. 2025 Maezawa Industries, Inc. MAEZAWA KASEI INDUSTRIES CO., LTD. 12

Overview of the Company to Be Established

Name	MAEZAWA Holdings CO., LTD.		
Head office location	1-6-1 Yaesu, Chuo-ku, Tokyo		
Corporate governance structure	Company with an Audit and Supervisory Committee		
Representatives and Officers	New position (to be appointed)	Name	Current position
	Representative Director and President	Kazumasa Miyagawa	Representative Director and President, Maezawa Industries
	Representative Director and Executive Vice President	Satoru Tanaka	Representative Director and President Executive Officer, MAEZAWA KASEI INDUSTRIES
	Audit and Supervisory Committee Member	Terutaka Inoue	Full-time Corporate Auditor, Maezawa Industries
	Audit and Supervisory Committee Member	Masahiro Ito	Audit and Supervisory Committee Member, MAEZAWA KASEI INDUSTRIES
	Audit and Supervisory Committee Member (Outside Director)	Takashi Hosoda	Outside Director, Maezawa Industries
	Audit and Supervisory Committee Member (Outside Director)	Mami Kato	Audit and Supervisory Committee Member (Outside Director), MAEZAWA KASEI INDUSTRIES
	Audit and Supervisory Committee Member (Outside Director)	Tatsuya Kato	Audit and Supervisory Committee Member (Outside Director), MAEZAWA KASEI INDUSTRIES
Description of business	Management of subsidiaries and any incidental or related businesses		
Share capital	¥100 million		
Financial year-end	March 31		

© 2025 Maezawa Industries, Inc. MAEZAWA KASEI INDUSTRIES CO., LTD.
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Overview of the Companies Involved

	Maezawa Industries, Inc.	MAEZAWA KASEI INDUSTRIES CO., LTD.
Company name	Maezawa Industries, Inc.	MAEZAWA KASEI INDUSTRIES CO., LTD.
Head office location	1-5-17, Shinkawa, Chuo-ku, Tokyo	17-10, Nihonbashi Koamicho, Chuo-ku, Tokyo
Name and title of representative	Kazumasa Miyagawa Representative Director and President	Satoru Tanaka Representative Director and President Executive Officer
Share capital	¥5,233 million (as of August 31, 2025)	¥3,387 million (as of September 30, 2025)
Date of establishment	September 26, 1947	December 10, 1954
Number of issued shares	20,790,248 shares (as of August 31, 2025)	15,732,000 shares (as of September 30, 2025)
Financial year-end	May 31	March 31
Number of employees (Non-consolidated/ Consolidated)	745/1,048 (as of May 31, 2025)	495/558 (as of March 31, 2025)
Latest consolidated financial results	Net assets: ¥29,919 million Total assets: ¥42,661 million Net sales: ¥37,499 million Operating profit: ¥4,654 million	Net assets: ¥41,513 million Total assets: ¥49,901 million Net sales: ¥24,166 million Operating profit: ¥2,164 million
Business segments (Sales composition ratio)	Environment (36.6%) Valves (29.9%) Maintenance (33.5%)	Pipes and Engineering Plastic (90.0%) Water/Environmental Engineering (6.0%) Plastic Molding (3.9%)

© 2025 Maezawa Industries, Inc. MAEZAWA KASEI INDUSTRIES CO., LTD.
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Q&A on the Management Integration (1/2)

Q1 What is the joint share transfer method? Do I need to take any action regarding the shares I currently hold?

A joint share transfer is a method in which the shares of both companies are transferred to a newly established holding company, thereby creating a joint holding company. Under this method, shareholders of both companies will receive shares of the new holding company as consideration, in accordance with the share transfer ratio. You will not be required to take any specific procedures regarding the shares you currently hold.

Q2 Is there any plan to merge the two companies in the future?

At this time, we have no plans to conduct a merger in the future. Both companies are expected to continue operating their businesses independently while maintaining their respective identities. Although the shares of both companies will be delisted, each company will remain as a wholly owned subsidiary of the new holding company and will not be dissolved.

Q3 What can you tell us about dividends based on the record date before the establishment of the joint holding company?

Please refer to each company's disclosure for details on dividends for FY2026. As of now, we plan to pay dividends as shown on the right.

Dividend per share	Interim	Year-end	Total
Maezawa Industries	¥24	¥24	¥48
MAEZAWA KASEI INDUSTRIES	¥35	¥35	¥70

Q4 What about dividends of the joint holding company after the integration?

Dividends of the joint holding company for the fiscal year ending March 2027 will be determined by taking into account the dividend policies and historical dividend levels of both companies, as well as the future performance of the joint holding company. Specific details have not yet been determined at this time.

© 2025 Maezawa Industries, Inc. MAEZAWA KASEI INDUSTRIES CO., LTD.
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Q&A on the Management Integration (2/2) Q5 What should I do with fractional share units allotted through the share transfer? Details will be determined after further discussions between the two companies. However, shareholders who receive less than one trading unit (100 shares) of the joint holding company’s stock (hereinafter “fractional share units”) through this share transfer will not be able to sell such fractional share units on the market. Shareholders holding fractional share units will be able to request the joint holding company to purchase their fractional share units. They will also be able to purchase additional shares from the joint holding company to bring their holdings up to one full trading unit. Q6 What happens if the share transfer results in fractional shares of less than one whole share of the holding company? We will handle such fractional shares in accordance with Article 234 of the Companies Act and other applicable laws and regulations. (More specifically, all fractional shares of less than one whole share will be aggregated and sold, and the proceeds will be allocated to each shareholder based on the size of their fractional portion.) Q7 Until when can shares of Maezawa Industries and MAEZAWA KASEI INDUSTRIES be traded? Shares of Maezawa Industries and MAEZAWA KASEI INDUSTRIES can be traded as usual until May 27, 2026, which is three business days before the effective date of the share transfer. 2025 Maezawa Industries, Inc. MAEZAWA KASEI INDUSTRIES CO., LTD. 16

Aqua Tech Maezawa Contact General Affairs Department, Maezawa Industries, Inc. Tel. +81-48-251-5511 Fax. +81-48-251-9375 https://www.maezawa.co.jp Corporate Planning Department, MAEZAWA KASEI INDUSTRIES CO., LTD. Tel. +81-3-6264-9911 Fax. +81-3-5695-0161 https://www.maezawa-k.co.jp/ 2025 Maezawa Industries, Inc. MAEZAWA KASEI INDUSTRIES CO., LTD.